Exhibit 99.1

Contacts:	Media – Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel and IAM Reach Tentative Contract Agreement For Middletown Works

MIDDLETOWN, OH, February 28, 2007 — AK Steel (NYSE: AKS) and the International Association of Machinists and Aerospace Workers (IAM) have reached a tentative agreement on a new labor contract covering about 1,750 hourly production and maintenance employees at the company’s Middletown (OH) Works.

The IAM told the company today that it would present the contract to its members for ratification. The new agreement would be effective March 15, 2007, and run through September 15, 2011.

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

# # #